PRESS RELEASE
March 16, 2009

Century Casinos Reports Q4 2008 Results

Colorado Springs, Colorado, March 16, 2009 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) reported today the financial results for the three months and year ended December 31, 2008.

Fourth Quarter 2008

For the fourth quarter of 2008, net operating revenue from continuing operations was $11,675,000 (operating results from discontinued operations have been excluded from this discussion - see “Fourth Quarter 2008 Dispositions” below) and consolidated Adjusted EBITDA* was $1,038,000. This represents a 19% decrease in net operating revenue from continuing operations over the same quarter of last year ($14,370,000 in the fourth quarter of 2007) and a 55% decrease in consolidated Adjusted EBITDA* ($2,287,000 in the fourth quarter of 2007). We experienced a decline in net operating revenue at our properties in Colorado, primarily due to a decrease in the overall gaming market and a decrease in our market share, and a decline in net operating revenue at our property in Edmonton. This decline was the direct result of a 19% decrease in the average exchange rate between the U.S. dollar and Canadian dollar compared to the fourth quarter of 2007. In Canadian dollars, net operating revenue at our property in Edmonton increased by 7%.  Foreign currency losses reduced Adjusted EBITDA by $472,000 or 31% for the fourth quarter of 2008.  Foreign currency gains of $203,000 increased adjusted EBITDA by 10% for the fourth quarter of 2007.

The Company reported a loss from continuing operations of $1,830,000, or ($0.08) per basic and fully diluted share for the fourth quarter of 2008. The Company reported a loss from continuing operations of $1,254,000, or ($0.05) per basic and fully diluted share, for the fourth quarter of 2007. The decline in net operating revenue contributed to a $587,000 decrease in the Company’s earnings from operations. Foreign currency losses reduced basic and fully diluted earnings per share by $0.02 for the year ended December 31, 2008 and foreign currency gains increased basic and fully diluted earnings per share by $0.01 for the year ended December 31,2007.

Including discontinued operations, the Company reported a net loss of $651,000, or ($0.03) per basic and fully diluted share for the fourth quarter of 2008. During the fourth quarter of 2008, the Company allocated certain costs and royalties totaling $5.0 million to its foreign subsidiaries which had no effect on the operating loss from continuing operations (pre-tax). The tax on the U.S. income reduced the valuation allowance in the fourth quarter of 2008.  In connection with the establishment of a tax valuation allowance, the Company did not record a tax benefit on U.S. losses, effectively increasing the reported net loss. The Company reported net earnings of $401,000, or $0.02 per basic and fully diluted share, for the fourth quarter of 2007.

In December 2008, the Company entered into agreements to sell the Century Casino Millennium in Prague, Czech Republic and Century Casinos Africa, the owner and operator of the Caledon Hotel, Spa & Casino and majority holder of the Century Casino Hotel in Newcastle (see “Fourth Quarter 2008 Dispositions” below).

* See discussion and reconciliation of Adjusted EBITDA below.

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Year ended December 31, 2008

For the year ended December 31, 2008, net operating revenue from continuing operations was $53,042,000 and consolidated Adjusted EBITDA* was $7,922,000. This represents a 10% decrease in net operating revenue from continuing operations over the same period of last year ($59,043,000 for the year ended December 31, 2007) and a 23% decrease in consolidated Adjusted EBITDA* ($10,334,000 for the year ended December 31, 2007). Declines in net operating revenue at our properties in Colorado were partially offset by an improvement in net operating revenue at the Company’s property in Edmonton.

The Company reported a loss from continuing operations of $17,934,000, or ($0.76) per basic and fully diluted share for the year ended December 31, 2008. The Company reported a loss from continuing operations of $528,000, or ($0.02) per basic and fully diluted share for the year ended December 31, 2007. Goodwill impairments and a valuation allowance established for U.S. deferred tax assets resulted in a reduction of $13,115,000, or $0.56 per basic and fully diluted share, to net earnings.

Including discontinued operations, the Company reported a net loss of $13,473,000, or ($0.57) per basic and fully diluted share, for the year ended December 31, 2008. The Company reported net earnings of $4,933,000, or $0.21 per basic and fully diluted share, for the year ended December 31, 2007.

In light of the deterioration of the U.S. and Colorado economies, the Company decided to write off the goodwill of its two Colorado properties in the third quarter of 2008. Also, because of the current difficult economic environment in the U.S. and Colorado, the Company considered it prudent to put the U.S. deferred tax asset into a reserve (valuation allowance), which may still be applied against future taxable income. During the fourth quarter of 2008, the Company charged certain costs and royalties totaling $5.0 million to its foreign subsidiaries, which had no effect on the operating loss from continuing operations (pre-tax). As of December 31, 2008, we have approximately $3,959,000 in U.S. deferred tax assets that have been reserved.

Fourth Quarter 2008 Dispositions

On December 5, 2008, the Company entered into an agreement to sell the Century Casino Millennium, for approximately $2.3 million (CZK 22.0 million plus $1.2 million).  Approximately $1.5 million (CZK 22.0 million plus $0.4 million) was paid to us at closing on February 11, 2009, with the balance payable over the next 12 months.

On December 19, 2008, the Company through a subsidiary entered into an agreement to sell all of the outstanding shares of Century Casinos Africa (Pty) Limited (“CCA”) for a gross selling price of ZAR 460.0 million ($49.2 million) less the balance of third party South African debt and other agreed to amounts. Net proceeds from the transaction are expected to be approximately ZAR 357.3 million ($38.3 million) and are payable at closing, which is expected to occur in the first half of 2009. CCA owns the Caledon Hotel, Spa & Casino and 60% of the Century Casino & Hotel in Newcastle, South Africa. The closing of the transaction is subject to customary conditions including, but not limited to, approvals by the Western Cape Gambling and Racing Board, the KwaZulu-Natal Gambling Board and other regulatory approvals.

Proceeds from the sales of Century Casino Millennium and CCA may be used to repay third party debt, repurchase shares of the Company’s outstanding common stock, fund future acquisitions and/or fund capital improvements at our continuing operations.

* See discussion and reconciliation of Adjusted EBITDA below.

2/12

The Company’s discontinued operations had a combined carrying value of approximately $21,399,000 at December 31, 2008. Net operating revenue of our discontinued operations was $29,313,000 and $32,611,000 for the years ended December 31, 2008 and 2007, respectively. Earnings from discontinued operations were $4,461,000 and $5,461,000 for the years ended December 31, 2008 and 2007, respectively.

Property Results (Continuing Operations)

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 14% to $4,948,000 for the fourth quarter of 2008 compared to $5,735,000 for the fourth quarter of 2007, due to a decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue increased by 7% to $5,999,000 for the fourth quarter of 2008 compared to $5,623,000 for the fourth quarter of 2007. Adjusted EBITDA* was $1,677,000 for the fourth quarter of 2008 and $2,022,000 for the fourth quarter of 2007, a decrease of 17%, which can also be attributed to the decline in the average exchange rate between the U.S. dollar and the Canadian dollar. The Alberta Gaming and Liquor Commission increased the number of slot machines at the casino from 600 to 650 in September 2007. In addition, the Company introduced 24-hour poker at the casino during the fourth quarter of 2007.  These factors have led to additional play at the casino. Our revenue (in Canadian dollars) has increased primarily due to additional play at the casino.

Net operating revenue at the Century Casino & Hotel in Edmonton increased 14% to $21,956,000 for the year ended December 31, 2008 compared to $19,297,000 for the year ended December 31, 2007.  In Canadian dollars, net operating revenue increased by 14% to $23,318,000 for the year ended December 31, 2008 compared to $20,536,000 for the year ended December 31, 2007.  Adjusted EBITDA* was $7,996,000 for the year ended December 31, 2008 compared to $5,673,000 in the same 2007 period, a 41% increase. The increase in Adjusted EBITDA* from the year ended December 31, 2007 to the year ended December 31, 2008 is primarily due to the increase in gaming revenue and from cost savings achieved from converting the dinner theater to a live music/entertainment showroom.

Womacks Casino (Cripple Creek, Colorado, USA) - Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased 24.8% to $2,416,000 for the fourth quarter of 2008 from $3,212,000 for the fourth quarter of 2007.  Gaming revenue in the Cripple Creek market as a whole declined 12% during this period compared to a 28% decline at Womacks.  Management attributes this to a decline in consumer discretionary income and a smoking ban that went into effect on January 1, 2008. In addition, management believes that Womacks lost a significant amount of its customers due to a renovation that began during the fourth quarter of 2007 and continued through the first quarter of 2008. Finally, in late May 2008, a new larger casino opened in Cripple Creek.  The Company is reviewing strategies to improve revenue at Womacks. The Company has reduced staffing levels at the casino. Womacks’ Adjusted EBITDA* for the fourth quarter of 2008 was $339,000 compared to $635,000 in the fourth quarter of 2007, a decrease of 47%. The decrease in Adjusted EBITDA* is due to the decline in revenue, which management believes was a result of the above mentioned factors.

Womacks’ net operating revenue decreased 33% to $11,243,000 for the year ended December 31, 2008 from $16,722,000 for the year ended December 31, 2007. Gaming revenue in the Cripple Creek market as a whole declined 10% compared to a 32% decline at Womacks.  Womacks’ Adjusted EBITDA* for the year ended December 31, 2008 was $1,667,000 compared to $5,439,000 in the same 2007 period. The decrease in Adjusted EBITDA* is primarily due to the decline in revenue.

As a result of lower gaming revenue at Womacks, we recorded a $7,233,000 impairment of goodwill at this property during the third quarter of 2008.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City decreased 23% to $3,756,000 for the fourth quarter of 2008 compared to $4,845,000 reported for the fourth quarter of 2007.  Adjusted EBITDA* for the Century Casino & Hotel in Central City for the fourth quarter of 2008 decreased to $671,000 compared to $1,020,000 in the fourth quarter of 2007, a 34% decrease. The decrease in Adjusted EBITDA* is primarily due to a decrease in gaming revenue, the direct result of a decline in the Central City market as a whole of 18% during this period.

Net operating revenue at the Century Casino and Hotel in Central City was $17,435,000 for the year ended December 31, 2008 compared to $20,374,000 for the year ended December 31, 2007, a decrease of 14%. Gaming revenue in the Central City market as a whole decreased 16% during this period. Adjusted EBITDA* for the Century Casino & Hotel in Central City for the year ended December 31, 2008 was $3,906,000 compared to $4,922,000 in the same 2007 period, a decrease of 21%. The decrease in Adjusted EBITDA* is primarily due to the decline in revenue.

On December 31, 2007, the Company acquired the remaining 35% of all issued and outstanding partnership units from the minority investor in its casino in Central City, Colorado. The Company now recognizes 100% of the casino’s net income or losses.

* See discussion and reconciliation of Adjusted EBITDA below.
3/12

As a result of lower gaming revenue at the Century Casino and Hotel in Central City, we recorded a $2,124,000 million impairment of goodwill at this property during the third quarter of 2008.

Cruise Ships – The Company’s cruise ship-based casinos contributed net operating revenue of $551,000 and Adjusted EBITDA* of $125,000 for the fourth quarter of 2008 compared to net operating revenue of $577,000 and Adjusted EBITDA* of $124,000 for the fourth quarter of 2007. The cruise ship-based casinos contributed net operating revenue of $2,401,000 and $2,603,000 for the year ended December 31, 2008 and 2007, respectively, and contributed Adjusted EBITDA* of $454,000 and $283,000 for the year ended December 31, 2008 and 2007, respectively. The increase in adjusted EBITDA from 2007 to 2008 is due to the write off of approximately $198,000 in costs associated with a ship contract that we decided not to pursue during 2007.

On November 24, 2008, we entered into an exclusive, long-term agreement with TUI Cruises GmbH (“TUI”) whereby we were selected by TUI to operate casinos on all cruise ships that TUI will put into service before December 31, 2012. The first vessel is anticipated to go into service in May 2009.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,774,000 for the fourth quarter of 2008 compared to negative Adjusted EBITDA* of $1,514,000 for the fourth quarter of 2007. The decrease in Adjusted EBITDA* is primarily due to an approximate $710,000 fluctuation in foreign currency losses recorded period over period  and a decline in earnings recorded from our equity investment in Casinos Poland of $429,000, offset by a decrease in general and administrative expenses of $897,000. The primary reasons for the decline from earnings from Casinos Poland are a one-time write-off of approx $124,000 in the fourth quarter of 2008 and a one time benefit of $269,000 for previously unrecognized tax losses in the fourth quarter of 2007.

* See discussion and reconciliation of Adjusted EBITDA below.
4/12

Corporate operations reported negative Adjusted EBITDA* of $6,101,000 for the year ended December 31, 2008 compared to negative Adjusted EBITDA* of $5,983,000 for the year ended December 31, 2007. The decrease in Adjusted EBITDA* is primarily due to an approximate $1,500,000 fluctuation in foreign currency losses recorded period over period, offset by an increase in earnings recorded from our equity investment in Casinos Poland of $246,000 and a decrease in general and administrative expenses of $607,000. We acquired our 33.3% interest in Casinos Poland in March 2007.

The Company will post a copy of the Form 10-K filed with the SEC for 2008 on its web site at www.cnty.com/corporate/investor/sec-filings/ on Monday, March 16, 2009.

On Tuesday, March 17, 2009, Century Casinos will host its Q4 2008 Earnings Conference Call, at 9:00am MST; 4:00pm CET respectively. US domestic participants please dial +1-800-895-1715; all other international participants please use +1-785-424-1059 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion and reconciliation of Adjusted EBITDA below.

5/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Operating revenue:
Gaming	$10,840	$13,650	$49,949	$57,513
Hotel, food and beverage	2,075	2,107	8,669	8,027
Other	469	427	1,935	1,545
Gross revenue	13,384	16,184	60,553	67,085
Less promotional allowances	(1,709)	(1,814)	(7,511)	(8,042)
Net operating revenue	11,675	14,370	53,042	59,043

Operating costs and expenses:
Gaming	4,652	5,499	20,432	22,398
Hotel, food and beverage	1,683	1,862	6,961	7,442
General and administrative	4,290	5,903	19,586	21,389
Impairments and other write-offs, net of (recoveries)	-	(95)	9,357	(95)
Depreciation	1,648	1,641	6,772	6,266
Total operating costs and expenses	12,273	14,810	63,108	57,400
Earnings from unconsolidated subsidiary	43	472	809	563
Operating (loss) earnings from continuing operations	(555)	32	(9,257)	2,206

Non-operating income (expense):
Interest income	5	60	31	627
Interest expense	(1,043)	(1,180)	(4,130)	(5,333)
Losses on foreign currency transactions and other	(472)	203	(441)	920
Non-operating (expense), net	(1,510)	(917)	(4,540)	(3,786)
Loss from continuing operations before income taxes and minority interest	(2,065)	(885)	(13,797)	(1,580)
(Benefit) provision for income taxes	(189)	(636)	4,060	(1,038)
Loss (earnings) from continuing operations before minority interest	(1,876)	(249)	(17,857)	(542)
Minority interest in subsidiary losses, net	46	(1,005)	(77)	14
Loss from continuing operations	(1,830)	(1,254)	(17,934)	(528)

Discontinued operations:
Earnings from discontinued operations	1,208	1,909	5,247	6,772
Provision for income taxes	29	254	786	1,311
Earnings from discontinued operations	1,179	1,655	4,461	5,461

Net (loss) earnings	$(651)	$401	$(13,473)	$4,933

6/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Basic (loss) earnings per share:
(Loss) from continuing operations	$(0.08)	$(0.05)	$(0.76)	$(0.02)
Earnings from discontinued operations	0.05	0.07	0.19	0.23
Net (loss) earnings	$(0.03)	$0.02	$(0.57)	$0.21

Diluted (loss) earnings per share:
(Loss) from continuing operations	$(0.08)	$(0.05)	$(0.76)	$(0.02)
Earnings from discontinued operations	0.05	0.07	0.19	0.23
Net (loss) earnings	$(0.03)	$0.02	$(0.57)	$0.21

Weighted Average Shares Outstanding:
Basic	23,524,067	23,221,045	23,455,351	23,088,140
Diluted	23,524,067	23,814,723	23,455,351	23,894,873

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	December 31, 2008	December 31, 2007
Assets
Current Assets, excluding assets held for sale	$9,707	$13,470
Assets held for sale (all current)	35,983	52,788
Other Assets	104,316	131,825
Total Assets	$150,006	$198,083

Liabilities and Shareholders’ Equity
Current Liabilities, excluding liabilities related to assets held for sale	$17,521	$14,360
Liabilities related to assets held for sale (all current)	14,584	22,973
Non-Current Liabilities	30,128	48,761
Shareholders’ Equity	87,773	111,989
Total Liabilities and Shareholders’ Equity	$150,006	$198,083

7/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Century Casino & Hotel, Edmonton	$4,948	$5,735	$21,956	$19,297
Womacks Casino & Hotel (Cripple Creek)	2,416	3,212	11,243	16,722
Century Casino & Hotel, Central City	3,756	4,845	17,435	20,374
Cruise Ships	551	577	2,401	2,603
Corporate	4	1	7	47
Consolidated net operating revenue	$11,675	$14,370	$53,042	$59,043

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Century Casino & Hotel, Edmonton	34%	35%	36%	29%
Womacks Casino & Hotel (Cripple Creek)	14%	20%	15%	33%
Century Casino & Hotel. Central City	18%	21%	22%	24%
Cruise Ships	23%	21%	19%	11%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	9%	16%	15%	18%

8/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended December 31, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$742	$(97)	$(430)	$46	$(2,091)	$(1,830)
Minority interest	-	-	-	-	(46)	(46)
Interest income	(2)	-	-	-	(3)	(5)
Interest expense	323	47	611	-	62	1,043
Income taxes	309	(62)	(275)	1	(162)	(189)
Depreciation	305	451	765	59	68	1,648
Stock compensation	-	-	-	-	398	398
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	-	-	19	-	19
Adjusted EBITDA*	$1,677	$339	$671	$125	$(1,774)	$1,038

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended December 31, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$866	$129	$(733)	$(21)	$(1,495)	$(1,254)
Minority interest	-	-	937	-	68	1,005
Interest income	(22)	-	(13)	-	(25)	(60)
Interest expense	425	(41)	695	-	101	1,180
Income taxes	378	77	(449)	(1)	(641)	(636)
Depreciation	370	408	741	63	59	1,641
Stock compensation	-	-	-	-	422	422
Impairments and other write-offs	-	-	(158)	63	-	(95)
Loss on disposition of fixed assets	5	62	-	20	(3)	84
Adjusted EBITDA*	$2,022	$635	$1,020	$124	$(1,514)	$2,287

9/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Year Ended December 31, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$3,681	$(7,305)	$(2,984)	$160	$(11,486)	$(17,934)
Minority interest	-	-	-	-	77	77
Interest income	(19)	-	-	-	(12)	(31)
Interest expense	1,382	(22)	2,306	-	464	4,130
Income taxes	1,567	(45)	(574)	4	3,108	4,060
Depreciation	1,385	1,806	3,032	250	299	6,772
Stock compensation	-	-	-	-	1,443	1,443
Impairments and other write-offs	-	7,233	2,124	-	-	9,357
Loss on disposition of fixed assets	-	-	2	40	6	48
Adjusted EBITDA*	$7,996	$1,667	$3,906	$454	$(6,101)	$7,922

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings from Continuing Operations by Property (Unaudited)
For the Year Ended December 31, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$2,004	$2,384	$(426)	$(80)	$(4,410)	$(528)
Minority interest	-	-	(212)	-	198	(14)
Interest income	(79)	(8)	(19)	-	(521)	(627)
Interest expense	1,456	(51)	3,084	-	844	5,333
Income taxes	964	1,460	(261)	1	(3,202)	(1,038)
Depreciation	1,324	1,591	2,914	211	226	6,266
Stock compensation	-	-	-	-	879	879
Impairments and other write-offs	-	-	(158)	63	-	(95)
Loss on disposition of fixed assets	4	63	-	88	3	158
Adjusted EBITDA*	$5,673	$5,439	$4,922	$283	$(5,983)	$10,334

10/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

* The Company defines Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations on the prior pages. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

###
About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, and the Century Casino & Hotel in Edmonton, Alberta, Canada. The Company also operates casinos aboard the Silver Cloud and the vessels of Oceania Cruises and has an agreement to operate the casinos on all vessels (estimated to be three) put into service by TUI Cruises before December 31, 2012. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven full casinos and one slot casino in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

11/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding the closing of our sale of Century Casinos Africa, progress at and plans for our casinos, gaming, the impact of improvements at our properties, the impact of the Colorado law banning smoking in casinos and impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2009. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

12/12